Exhibit 10.2

AMENDED AND RESTATED

STEWART ENTERPRISES, INC.

RETENTION PLAN AND SUMMARY PLAN DESCRIPTION

In order to encourage the continued employment of key employees of Stewart Enterprises, Inc. (the “Company”), and to alleviate concerns about any possible loss of employment upon a change of control of the Company, the Company has adopted a Retention Plan (the “Plan”) having the following terms and conditions. This document also constitutes the Plan’s Summary Plan Description, as described in Section 102 of the Employee Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE 1

DEFINITIONS

1.1 Affiliate. “Affiliate” or “affiliated companies” shall mean any company controlled by, controlling, or under common control with, the Company.

1.2 Board. “Board” shall mean the Board of Directors of the Company.

1.3 Cause. With respect to each Participant, “Cause” shall mean:

(a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board of the Company which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties;

(b) the willful engaging by the Participant in illegal conduct or gross misconduct;

(c) unauthorized acts or omissions that could reasonably be expected to cause material financial harm to the Company or materially disrupt Company operations;

(d) commission of an act of dishonesty (even if not a crime) resulting in the enrichment of the Participant at the expense of the Company; or

(e) knowing falsification or knowing attempted falsification of financial records of the Company in violation of SEC Rule 13b2-1.

For purposes of subparagraphs (a) and (b) above, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or based upon the advice of counsel for the Company or its Affiliates shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or its Affiliates.

The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subparagraphs (a) through (e) above, and specifying the particulars thereof in detail.

1.4 Company. As used in this Plan, “Company” shall mean the Company as defined above and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or business of the Company.

1.5 Change of Control. “Change of Control” shall mean:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the outstanding shares of the Company’s Class A Common Stock, no par value per share (the “Common Stock”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:

(i) any acquisition of Common Stock directly from the Company,

(ii) any acquisition of Common Stock by the Company,

(iii) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv) any acquisition of Common Stock by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.5; or

(b) individuals who, as of the date this Plan is executed (the “Effective Date”) constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(c) consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,

(i) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding common stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of 50% or more of the then outstanding shares of common stock, and 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this paragraph (i) and paragraphs (ii) and (iii), shall include a corporation which as a result of such transaction controls the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and

(ii) except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii) at least 50% of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.6 Disability. “Disability” shall mean a condition that would entitle the Participant to receive benefits under the Company’s long-term disability insurance policy in effect at the time either because he or she is Totally Disabled or Partially Disabled, as such terms are defined in the Company’s policy in effect as of the Effective Date or as similar terms are defined in any successor policy. If the Company has no long-term disability plan in effect, “Disability” shall occur if (a) the Participant is rendered incapable because of physical or mental illness of satisfactorily discharging his or her duties and responsibilities to the Company for a period of 90 consecutive days, (b) a duly qualified physician chosen by the Company and acceptable to the Participant or his legal representatives so certifies in writing, and (c) the Board determines that the Participant has become disabled.

1.7 Good Reason. “Good Reason” shall mean any action or inaction during the Employment Term that constitutes a material negative change in the service relationship between the Participant and the Company and a material breach by the Company of its obligations under the terms of this Plan, provided that, the Participant shall have provided written notice to the Company within 90 days of the initial existence of the condition described in this Section 1.7 and such event or condition continues uncured for a period of 30 days after written notice thereof is given by the Participant to the Company. A termination by a Participant with Good Reason shall constitute an involuntary termination for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

1.8 Participant. “Participant” shall mean those key employees of the Company who hold the positions listed on Schedule 1 hereto. Notwithstanding the provisions of this Section 1.8, any Participant entitled to receive benefits from the Company upon a Change of Control pursuant to the terms of an employment or change of control agreement between the Participant and the Company that are greater than those provided by this Plan shall not be a Participant in the Plan, and shall not be entitled to benefits under this Plan. Schedule 1 may be amended by the Compensation Committee of the Board from time to time in its sole discretion; except that no Participant can be removed from the Plan upon or after a Change of Control.

ARTICLE 2

CHANGE OF CONTROL BENEFIT

2.1 Employment Term and Capacity after Change of Control. (a) If a Change of Control occurs at a time that the Participant continues to be employed by the Company or a subsidiary, then the Participant’s employment shall continue on the terms provided in Sections 2.1 and 2.2 hereof through the first anniversary of the Change of Control, such one year period being referred to herein as the “Employment Term.” Upon any earlier termination of the Participant’s status as an employee by the Company without Cause or by the Participant for Good Reason during the Employment Term, the Participant shall be entitled to the payment and benefits provided in Section 2.3 hereof.

(b) After a Change of Control and during the Employment Term, (i) the Participant’s position, authority, duties and responsibilities shall be at least comparable in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control and (ii) the Participant’s service shall be performed during normal business hours at the location where the Participant was employed immediately preceding the Change of Control or any office or location less than 40 miles from such location.

2.2 Compensation and Benefits. During the Employment Term, the Participant shall be entitled to the following compensation and benefits:

(a) Base Salary. The Participant shall receive an annual base salary (“Base Salary”), which shall be paid at a monthly, semi-monthly or bi-weekly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred by the Participant, by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Change of Control occurs. During the Employment Term, the Base Salary of a Participant shall be reviewed no more than 12 months after the last salary increase awarded to the Participant prior to the Change of Control and shall be increased no more than 12 months after the last salary increase awarded to the Participant prior to the Change of Control in an amount equal to the percentage increase (excluding promotional increases) in base salary generally awarded to peer employees of the Company and its affiliated companies for the year of determination. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Participant under this Plan. Base Salary of a Participant shall not be reduced after any such increase and the term Base Salary as utilized in this Plan shall refer to Base Salary as so increased.

(b) Annual Bonus. In addition to Base Salary, a Participant shall be awarded, for the fiscal year ending during the Employment Term, an annual bonus (the “Bonus”) in cash at least equal to the greater of (i) the target Bonus to which the Participant was entitled for the fiscal year during which termination occurred, or (ii) the (A) average Bonus paid to the Participant for the last three completed fiscal years prior to the Change of Control, (B) average Bonus paid to the Participant for the last two completed fiscal years prior to the Change of Control, if the Participant has participated in a Company Bonus plan only for the last two fiscal years, or (C) the actual Bonus paid to the Participant for the last completed fiscal year prior to the Change of Control, if the Participant has participated in a Company Bonus plan only for the last completed fiscal year. Notwithstanding the foregoing, in calculating the minimum Bonus payment under this section 2.2(b), a Bonus amount for a prior fiscal year that was reduced pro rata because the Participant was not a participant in a Company Bonus plan for a full year shall be annualized. Each such Bonus shall be paid no later than 2 1/2 months following the end of the fiscal year for which the Bonus is awarded, unless the Participant shall have elected to defer the receipt of such Bonus in accordance with procedures established by the Company.

(c) Fringe Benefits. The Participant shall be entitled to fringe benefits in accordance with the most favorable agreements, plans, practices, programs and policies of the Company and its affiliated companies in effect for the Participant at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer employees of the Company and its affiliated companies.

(d) Expenses. The Participant shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Participant in accordance with the most favorable agreements, policies, practices and procedures of the Company and its affiliated companies in effect for the Participant at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer employees of the Company and its affiliated companies.

(e) Incentive, Savings and Retirement Plans. The Participant shall be entitled to participate in all equity incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer employees of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Participant with equity grants (measured with respect to both regular and special equity incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company and its affiliated companies for the Participant under any agreements, plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Participant, those provided generally at any time after the Change of Control to other peer employees of the Company and its affiliated companies.

(f) Welfare Benefit Plans. The Participant and/or the Participant’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Participant with benefits, in each case, less favorable than the most favorable of any agreements, plans, practices, policies and programs in effect for the Participant at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Participant, those provided generally at any time after the Change of Control to other peer employees of the Company and its affiliated companies.

(g) Vacation. The Participant shall be entitled to paid vacation in accordance with the most favorable agreements, plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Participant at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer employees of the Company and its affiliated companies.

2.3 Obligations upon Termination after a Change of Control.

(a) Termination by Company for Reasons other than Death, Disability or Cause or by Participant for Good Reason. If, after a Change of Control and during the Employment Term, the Company terminates the Participant’s employment other than for Cause, death or Disability, or the Participant terminates employment for Good Reason,

(i) the Company shall pay to any Participant in a lump sum in cash within 30 days after the date of termination an amount equal to the sum of (x) the amount of Base Salary in effect at the date of termination, plus (y), an amount equal to the greater of (i) the target Bonus to which the Participant was entitled for the fiscal year during which termination occurred, or (ii) the (A) average Bonus paid to the Participant for the last three completed fiscal years, (B) average Bonus paid to the Participant for the last two completed fiscal years, if the Participant has participated in a Company Bonus plan only for the last two fiscal years, or (C) the actual Bonus paid to the Participant for the last completed fiscal year, if the Participant has participated in a Company Bonus plan only for the last completed fiscal year. Notwithstanding the foregoing, in calculating the Bonus payment under this section 2.3(a)(i), a Bonus amount for a prior fiscal year that was reduced pro rata because the Participant was not a participant in a Company Bonus plan for a full year shall be annualized; and

(ii) for a period of twelve (12) months following the date of termination of employment (the “Continuation Period”), the Company shall continue on behalf of the Participant and his or her dependents and beneficiaries the medical, dental and hospitalization benefits provided (x) to the Participant at any time during the 90-day period prior to the Change of Control or (y) to other similarly situated employees who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 2.3(a)(iii) during the Continuation Period shall be no less favorable to the Participant and his or her dependents and beneficiaries, than the most favorable of such coverages and benefits (including deductibles and percentage of cost paid by the Participant) during any of the periods referred to in clauses (x) or (y) above. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Participant obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Participant hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Participant than the coverages and benefits required to be provided hereunder. The coverage during the Continuation Period will run concurrently with the coverage provided under the Consolidated Omnibus Budget Reconciliation Act.

(b) Death. If, after a Change of Control and during the Employment Term, the Participant’s status as an employee is terminated by reason of the Participant’s death, there shall be no further obligation under this Plan to the Participant’s legal representatives (other than those already accrued to the Participant), other than the obligation to make any payments due pursuant to employee benefit plans maintained by the Company or its affiliated companies.

(c) Disability. If, after a Change of Control and during the Employment Term, Participant’s status as an employee is terminated by reason of Participant’s Disability, there shall be no further obligation under this Plan to the Participant (other than those already accrued to the Participant), other than the obligation to make any payments due pursuant to employee benefit plans maintained by the Company or its affiliated companies.

(d) Cause. If, after a Change of Control and during the Employment Term, the Participant’s status as an employee is terminated by the Company for Cause, there shall be no further obligation under this Plan to the Participant other than for obligations imposed by law and obligations imposed pursuant to any employee benefit plan maintained by the Company or its affiliated companies.

(e) Voluntary Termination. If, after a Change of Control and during the Employment Term, the Participant voluntarily terminates his or her employment with the Company other than for Good Reason, there shall be no further obligation under this Plan to the Participant other than for obligations imposed by law and obligations imposed pursuant to any employee benefit plan maintained by the Company or its affiliated companies.

2.4 Accrued Obligations and Other Benefits. It is the intent of this Plan that upon termination of employment for any reason the Participant be entitled to receive promptly, and in addition to any other benefits specifically provided, (a) the Participant’s Base Salary through the date of termination to the extent not theretofore paid, (b) any accrued vacation pay, to the extent not theretofore paid, and (c) any other amounts or benefits required to be paid or provided or which the Participant is entitled to receive under any plan, program, policy practice or agreement of the Company or by law.

2.5 Stock Options and Restricted Stock. The foregoing benefits are intended to be in addition to the value of any options to acquire Common Stock of the Company the exercisability of which is accelerated or shares of restricted stock or restricted stock units the vesting of which is accelerated pursuant to the terms of any stock incentive or other similar plan heretofore or hereafter adopted by the Company.

2.6 Legal Fees. Should a Participant prevail in any cause of action, suit, arbitration or other legal proceeding, which proceeding was initiated in whole or in part to enforce the provisions of the Plan, the Company shall reimburse the Participant for all costs, including reasonable attorneys’ fees, incurred by the Participant in connection with such cause of action, suit, arbitration or other legal proceeding.

2.7 Set-Off; Mitigation. After a Change of Control, the Company’s and its Affiliates’ obligations to make the payments provided for in this Plan and otherwise to perform their obligations hereunder shall not be affected by any set-off for compensation from new employment or otherwise, counterclaim, recoupment, defense or other claim, right or action which the Company or its Affiliates may have against the Participant or others; except that to the extent the Participant accepts other employment in connection with which he or she is provided medical, dental or hospitalization benefits, the Company shall only be required to provide such benefits as described in Section 2.3 (a)(ii). It is the intent of this Plan that in no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan.

ARTICLE 3

MISCELLANEOUS

3.1 Successors. (a) The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company in writing (i) assume unconditionally and expressly this Plan and (ii) agree to perform or to cause to be performed all of the obligations under this Plan in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred.

(b) The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree in writing to cause to be performed all of the obligations under this Plan.

3.2 Funding. The Plan is funded solely through general assets of the Company or of any successor or assignee and no employee contributions are taken nor are any funds held in trust.

3.3 Plan Amendment or Termination. The Company reserves the right to amend or terminate this Plan at any time and without advance notice. An amendment shall be made in writing, executed by an officer of the Company, as authorized by the Compensation Committee of the Company’s Board of Directors. No benefits will be paid to anyone whose employment is terminated after the Plan is terminated or amended to exclude that Participant. Notwithstanding the foregoing, no amendment or termination of the Plan may be made following a Change of Control unless approved in writing by 80% of the Participants.

3.4 Applicable Laws. The Plan shall be governed by the laws of the State of Louisiana to the extent not preempted by the Employee Retirement Income Security Act of 1974 (“ERISA”).

3.5 Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors of Stewart Enterprises, Inc. (the “Plan Administrator”). The Plan Administrator’s address is: 1333 South Clearview Parkway, Jefferson, Louisiana 70121. The Plan Administrator shall have the exclusive right to interpret the Plan and all such interpretations shall be binding on all affected parties. The Stewart Enterprises, Inc. Retention Plan document is a legal document that controls the operation of the Plan. Its provisions cover all situations relating to benefits and its provisions will be final authority. The ERISA Plan Number is 505. The Company’s Employer Identification Number is 72-0693290.

3.6 Company’s Reservation of Rights. A Participant is employed at the pleasure of the Company and the Company has the right at any time to terminate the Participant’s status as an employee of the Company, to change or diminish his or her status during the Employment Term, subject to the rights of the Participant hereunder, and to add to or remove positions from the list of Participants set forth on Schedule 1. Only employees of the Company or its affiliated companies listed on Schedule 1 at the time of a Change of Control shall be entitled to claim the benefits conferred on Participants by the Plan.

3.7 Type of Plan. This Plan is intended to be a severance welfare benefit plan under ERISA. In no event shall benefits payable to any Participant under this Plan exceed twice the Participant’s “Annual Compensation” (as defined in ERISA regulation §2510.3-2(b)(2)) during the year immediately preceding the year of termination.

3.8 Section 409A. The benefits provided under this Plan are intended to satisfy the exception from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder applicable to short-term deferrals and shall be construed accordingly.

ARTICLE 4

CLAIMS FOR BENEFITS

4.1 Claims Procedure. Claims for benefits may be made to the Plan Administrator at the above address. Payments of the amounts provided in this Plan shall ordinarily be made without the need for demand at the discretion of the Company. Nevertheless, a Participant who claims entitlement to a benefit can file a written claim for benefits with the Plan Administrator within 90 days after the Participant’s employment is terminated. The Plan Administrator shall accept or reject the claim within 30 days of its receipt. If the claim is denied, the Plan Administrator shall give the reason for denial in a written notice in plain English so as to be understood by the claimant, referring to the Plan provisions that provide the basis for the denial. If any additional information or material is necessary to perfect the claim, the Plan Administrator shall identify these items and explain why such additional material is necessary.

4.2 Claim Denial and Appeal. Upon denial of the claim, the claimant may file a written request for review of the denied claim to the Plan Administrator within 60 days of the denial. The claimant shall have the opportunity to be represented by counsel and may request to be heard at a hearing. The claimant shall have the opportunity to review the pertinent documents and the opportunity to submit written reasons opposing the denial. The decision upon the appeal will be made within 60 days of receipt of the requested review unless special circumstances (such as a need to hold a hearing) require an extension of time for processing, in which case a decision will be made as soon as possible, but no later than 120 days after receipt of a request for review. If such extension of time for review is required, because of special circumstances, written notice of the extension will be furnished to the claimant prior to the commencement of the extension. If the appeal is denied, the denial shall be in writing.

ARTICLE 5

ERISA RIGHTS

Participants are entitled to certain rights and protections under ERISA and regulations and rulings issued thereunder. Some of the benefits provided by the Plan may be subject to ERISA. ERISA provides that Participants shall be entitled to:

Receive information about Plan and benefits. Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents, and a copy of the latest annual report (Form 5500 Series), available at the Public Disclosure Room of the Employee Benefits Security Administration, if such report is required to be filed.

Obtain copies of all Plan documents and other plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies. (This document is the only Plan document and Summary Plan Description.)

Prudent actions by Plan fiduciaries. In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants. No one, including the Company or any other person, may terminate a Participant’s employment or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining a welfare benefit or exercising his or her rights under ERISA.

Enforce rights. If a claim for a benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps Participants can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a Federal court. If it should happen that Plan fiduciaries misuse plan assets, or if the Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful the court may order the person he or she has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the claim is frivolous.

Assistance with questions. If the Participant has any questions about this Plan, he or she should contact the Plan Administrator. If the Participant has any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

This Plan, as amended and restated, is executed in Jefferson, Louisiana, this 11th day of June, 2012.

WITNESSES:		STEWART ENTERPRISES, INC.

/s/ Lewis J. Derbes, Jr.		By:	/s/ Thomas M. Kitchen
Name:	Lewis J. Derbes, Jr.	Name:	Thomas M. Kitchen
		Title:	President and Chief Executive Officer

/s/ Lisa T. Winningkoff
Name:	Lisa T. Winningkoff